SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported)..........October 12, 2000


                          STONE & WEBSTER, INCORPORATED
             (Exact name of registrant as specified in its charter)

          Delaware                         1-1228                 13-5416910
(State or other jurisdiction      (Commission File Number)      (IRS Employer
     of incorporation)                                              Number)


          245 Summer Street, Boston, MA                       02210
     (Address of principal executive offices)              (Zip Code)

       Registrant's telephone number, including area code: (617) 589-5111



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Item 5.    Other Events.

As reported in registrant's Form 8-K dated June 2, 2000, registrant and certain of its subsidiaries filed voluntary petitions seeking relief under chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). As reported in registrant's Form 8-K dated July 21, 2000, by Sale Order dated July 13, 2000, the Bankruptcy Court approved the sale of substantially all of the assets of the registrant to The Shaw Group Inc. ("Shaw") pursuant to an Asset Purchase Agreement dated as of July 14, 2000 (the "Asset Purchase Agreement") by and among the registrant, certain of its subsidiaries, and Shaw, which was consummated in substantial part on July 14, 2000. The Asset Purchase Agreement was filed as Exhibit (2) to the registrant's Form 8-K dated July 21, 2000.

The registrant's voluntary filing and the transactions contemplated by the Asset Purchase Agreement, including the post-closing adjustment of the purchase price, will result in changes to the Notes to the Consolidated Financial Statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations, including specifically the discussion of the financial condition of the registrant required in the registrant's Form 10-Q for the quarter ended June 30, 2000, which the registrant has been unable to fully assimilate at this time. The Registrant had reported in the Form 12b-25 that it anticipated filing Form 10-Q for the quarter ended June 30, 2000 in late September; it is now anticipated that the registrant will file its Form 10-Q for the quarter ended June 30, 2000 in November 2000, and will more accurately reflect the status of the registrant's financial condition.

On October 5, 2000, registrant and certain of its subsidiaries entered into a purchase agreement with Merrill, Lynch & Co., Credit Suisse First Boston Corporation and others (the "Underwriters") pursuant to which registrant and such subsidiaries agreed to sell to the Underwriters 2,181,331 shares of common stock of Shaw received in connection with the Asset Purchase Agreement for a net price of $60.325 per share. The transaction is expected to close on October 12, 2000.






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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  STONE & WEBSTER, INCORPORATED




                                  By:  /S/ THOMAS L. LANGFORD
                                       -------------------------------------
                                       Thomas L. Langford
                                       President and Chief Restructuring Officer

Date:  October 12, 2000


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